SELECTED
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PORTER BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2017

To our shareholders:

You are cordially invited to attend the 2017 annual meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on Wednesday, May 24, 2017, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the annual meeting.

We hope you can attend the annual meeting.  Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the annual meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the annual meeting.

By order of the Board of Directors,

John T. Taylor Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF PORTER BANCORP, INC.
WEDNESDAY, MAY 24, 2017

To our shareholders:

The Annual Meeting of Shareholders of Porter Bancorp, Inc. will be held on Wednesday, May 24, 2017, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	The election of seven nominees as directors;
2.	A proposal to approve, in a non-binding advisory vote, the compensation of the Company’s executives as disclosed in the accompanying proxy statement;
3.	A proposal to ratify the appointment of the Company’s independent registered public accounting firm; and
4.	Such other business as may properly come before the meeting.

The close of business on April 17, 2017, is the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy.  If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

John T. Taylor Chief Executive Officer

April 24, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on May 24, 2017:

This proxy statement and our 2016 Annual Report to Shareholders, including Form 10-K, are available at www.pbibank.com under “Investor Relations.”

2017 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2017:

The proxy statement and annual report on Form 10-K are available at www.pbibank.com under “Investor Relations.”

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are sending this proxy statement and the accompanying proxy card to our shareholders of record beginning on or about April 24, 2017. These materials are for use at the 2017 Annual Meeting of Porter Bancorp Shareholders, which will be held on May 24, 2017, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting.  In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

 Who is entitled to vote?

Shareholders of record of Porter Bancorp common shares as of the close of business on April 17, 2017, are entitled to vote at the Annual Meeting.  Only shares that are present in person or represented by a valid proxy can be voted at the meeting.

What constitutes a quorum and how many shares are outstanding?

A majority of the outstanding Common Shares must be present, either in person or represented by proxy, in order to conduct business at the Annual Meeting. On April 17, 2017, there were 4,655,920 Common Shares of Porter Bancorp outstanding.

Shareholders are entitled to cast one vote per share on each matter except the election of directors.  In the election of directors, shareholders are entitled to cast one vote per share for each of the seven positions on our Board of Directors up for election at the Annual Meeting.

  All shares represented by properly completed proxies received before the polls are closed at the Annual Meeting, unless revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

What am I voting on?

You are voting on three items:

•	The election of seven directors (Proposal 1);
•	A proposal to approve, in a non-binding advisory vote, the compensation of the Company’s executives as disclosed under “Executive Compensation” (Proposal 2); and
•	A proposal to ratify the appointment of our independent registered public accounting firm.

Our Board recommends that you vote your shares:

•	FOR the election of the nominees listed in this proxy statement;
• •
FOR the proposal to approve, on an advisory basis, the compensation of the Corporation’s executives as disclosed in this proxy statement; and
FOR the ratification of the appointment of our independent registered public accounting firm.

We are not aware of any other business to be submitted for a vote of shareholders at the Annual Meeting.

How many votes are required for approval?

Directors are elected by a plurality of the votes cast, which means the seven nominees who receive the largest number of votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

The proposal to approve the compensation of the Corporation’s executives will be approved if the number of votes cast in favor of the proposal is greater than the number cast against it.

Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists. Neither abstentions nor broker non-votes will have any effect on the election of directors or the proposals to approve executive compensation and to ratify the appointment of our independent registered public accounting firm.  Brokers who hold shares in nominee name have discretionary authority to vote those shares without instruction from the beneficial owners only with respect to the proposal to ratify the appointment of our independent registered public accounting firm.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the envelope provided.  The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the Annual Meeting.   If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

•	FOR the election of all the director nominees; and
•	FOR the approval of our executive compensation; and
•	FOR the ratification of the appointment of our independent registered public accounting firm.

The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

If you wish to vote in person at the meeting and you hold your shares through a broker, bank or other institution, you are considered a “street name” shareholder and you must obtain a “legal proxy” from your broker or bank in order to vote in person at the meeting.  Please contact the institution holding your shares for information on how to obtain a legal proxy.

 How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the meeting or (b) attending the meeting in person and casting a ballot.

How may I obtain Porter Bancorp’s 10-K and other financial information?

A copy of our 2016 Annual Report on Form 10-K is enclosed.  Shareholders and prospective investors may request a free copy of our 2016 Annual Report on Form 10-K by writing to Investor Relations - Porter Bancorp, Inc. at:  2500 Eastpoint Parkway, Louisville, Kentucky 40223.  The Form 10-K is also available at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact Investor Relations as described above.

PROPOSAL 1.    ELECTION OF DIRECTORS

At the 2017 Annual Meeting, our shareholders will elect seven directors to serve for a one-year term and until their successors are elected and qualified. Our articles of incorporation and bylaws provide that our Board of Directors will consist of not less than two nor more than 15 members, with the actual number of directors to be set by the Board. Our Board of Directors is currently comprised of seven directors.

The Nominating and Corporate Governance Committee and the Board of Directors have nominated the seven individuals named in the table below for election as directors. All of the nominees are current members of the Board.  None of the nominees currently serves as a director of any other public or registered investment company, nor have they held any such directorship, except as described in each director’s biography below.

Director Nominees	Age	Position

W. Glenn Hogan	55	Chairman of the Board of Directors
Michael T. Levy	48	Director
James M. Parsons	60	Director
Bradford T. Ray	59	Director
Dr. Edmond J. Seifried	70	Director
John T. Taylor	57	President, Chief Executive Officer and Director
W. Kirk Wycoff	58	Director

W. Glenn Hogan, a director since 2006, is founder, President and Chief Executive Officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky.  Mr. Hogan has more than twenty-five years of real estate development experience and has developed millions of square feet of retail space in the Midwest and Southeast.  He is a Certified Commercial Investment Member and a past president of the Kentucky State CCIM Chapter.  Mr. Hogan brings executive decision making skills and his commercial real estate background strengthens our risk assessment function.  He also is familiar with the banking industry from previous service on the Board of Directors of two other Louisville community banks.  Mr. Hogan served as a director of US Wireless Online, Inc. from August 2005 until May 2006.

Michael T. Levy, a director since 2014, is President of Muirfield Insurance LLC of Kentucky, a Lexington, Kentucky insurance brokerage firm.  An owner of Bluewater Farm, LLC, Mr. Levy is active in breeding and selling Thoroughbreds and serves as a board member of the Thoroughbred Owners and Breeders Association and Breeders Cup, Ltd.  He is a graduate of the University of Pennsylvania. The lead producer in an insurance agency, Mr. Levy has intimate knowledge of the Lexington market, which has been identified as a target growth market in our strategic planning.  He also has extensive experience in the equine industry, a niche market also identified in PBI Bank’s strategic plan.

James M. Parsons, a director since 2015, is the Chief Financial Officer of Ball Homes, LLC, a residential real estate development firm headquartered in Lexington, Kentucky with operations in Kentucky and Tennessee. Mr. Parsons has served with Ball Homes since 2005.  Mr. Parsons previously served as President and CEO of ONB Insurance Group.  His background in accounting and real estate development finance strengthen the Board’s depth of experience in those areas. Mr. Parsons earned his Bachelor’s Degree in Business Administration and Accounting from West Virginia University.

Bradford T. Ray, a director since 2014, served in various leadership roles at Steel Technologies, Inc., a steel processor, from 1981 to 2010, serving as CEO beginning in 1999 and as Chairman beginning in 2002. He served as an advisor to Steel Technologies, Inc. from 2010 to 2012. He has been a consultant with BTR Advisory Services since 2012 and has been an independent director at Global Brass and Copper Holdings, Inc. since December 10, 2014. Mr. Ray serves on the Board of Trustees of Bellarmine University in Louisville, Kentucky.   He provides the experience and perspective of a former chief executive of a publicly traded manufacturing business.

Dr. Edmond J. Seifried, a director since 2015, is a principal in Seifried & Brew LLC, a community bank education center in Bethlehem, Pennsylvania.  Dr. Seifried is also Professor Emeritus at Lafayette College in Easton, Pennsylvania, where he has served on the faculty of the Department of Economics and Business since 2006.  Dr. Seifried previously served as Chief Economist and Economic Advisor for Sheshunoff Consulting and Solutions, a national bank consulting firm; Dean of the Banking Schools of both the Virginia and West Virginia Bankers Associations, and on the faculty of the Southwestern Graduate School of Banking in Dallas, Texas.  Dr. Seifried received a bachelor’s degree from Indiana University, a Master’s Degree from the University of Connecticut, and a Doctorate Degree from West Virginia University, all in economics.  Dr. Seifried provides experience and insight with respect to trends and developments affecting community banks nationally.

John T. Taylor joined us as President and a director of Porter Bancorp, and as President and Chief Executive Officer of PBI Bank in July 2012.  He became Chief Executive Officer of Porter Bancorp in 2013.  Prior to joining us, Mr. Taylor served as President and CEO of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky since 2007. Prior to joining American Founders, he served in senior management positions with increasing responsibility for PNC Bank, N.A., including as President of its Ohio/Northern Kentucky region for six years. Mr. Taylor has over 30 years of banking experience in Kentucky and Ohio.  Mr. Taylor has been actively involved in a number of civic and professional organizations.  He has a solid history of building organizations with a clear vision and strategy to build long-term enterprise value. Mr. Taylor also has strong roots in Kentucky with significant experience in our key markets. He is a graduate of the University of Kentucky where he earned a Master’s and a Bachelor’s Degree in Business Administration.

W. Kirk Wycoff, a director since 2010, has more than thirty years of banking experience and is the Managing Partner of Patriot Financial Partners, L.P., a private equity fund headquartered in Philadelphia that focuses on investing in community banks and thrifts throughout the United States.  Mr. Wycoff served as Chairman, President, and CEO of Continental Bank, a community bank serving the Philadelphia metro market, from its inception in 2005 through its sale in 2014.  He also served as Chairman and CEO of Progress Financial Corp from 1991 to 2004 where he was responsible for building a small local bank into one of the Philadelphia area’s top community banks.  Earlier, Mr. Wycoff served as Chairman and CEO of Crusader Savings Bank, a Philadelphia community bank, which he transformed into a profitable mortgage lender.  He also held senior level positions with Girard Bank, Philadelphia Savings Fund Society, and Reliance Insurance Company.  Mr. Wycoff currently serves on the boards of Banc of California, Radius Bank, and U.S. Century Bank.  Mr. Wycoff earned his Bachelor’s Degree in Business Administration from Franklin and Marshall College.  Mr. Wycoff brings extensive leadership and community banking experience to our Board, including executive management experience, public company expertise and risk assessment skills. He also provides the perspective of a significant, non-employee investor.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has reason to believe that any nominee for director is unwilling or unable to serve following election. However, if that were to occur, the holders of the proxies solicited hereby will vote for such substitute nominees as the Nominating and Corporate Governance Committee or the Board of Directors may recommend.

The Board of Directors recommends that you vote “FOR” the election of the seven nominees.

Other Executive Officers

Name	Age	Position

Phillip W. Barnhouse	46	Chief Financial Officer; Chief Financial Officer and Chief Operating Officer of PBI Bank
John R. Davis	54	Chief Credit Officer of PBI Bank
Joseph C. Seiler	50	Executive Vice President of PBI Bank

Phillip W. Barnhouse became our Chief Financial Officer in 2012 and has served as Chief Financial Officer of PBI Bank since 2006.  He became PBI Bank’s Chief Operating Officer in 2013. Mr. Barnhouse served as Chief Financial Officer of Ascencia Bank from 1998 until it was merged into PBI Bank at the end of 2005.  From 1992 to 1998, Mr. Barnhouse worked with Arthur Andersen LLP, where he managed the audits of public and private companies. He is a member of the American Institute of Certified Public Accountants and the Kentucky Society of CPAs. Mr. Barnhouse earned a Bachelor's Degree in Accounting from Western Kentucky University and a diploma from The Graduate School of Banking at Louisiana State University.

John R. Davis became Chief Credit Officer of PBI Bank in September 2012.  Mr. Davis has the responsibility for establishing and executing credit quality policies and overseeing credit administration. He previously served as Executive Vice President and Chief Credit Officer of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky.  Before joining American Founders in 2005, he served for 17 years in various commercial lending and credit administration positions of increasing authority with National City Bank. Mr. Davis earned his Bachelor’s Degree in Business from the University of Louisville, an MBA from Bellarmine University and is a graduate of the Stonier Graduate School of Banking.

Joseph C. Seiler became Executive Vice President of PBI Bank and head of the Bank’s commercial banking business in August 2013. Mr. Seiler previously served as Executive Vice President, Asset Resolution Team, of PNC Bank, Inc. in Louisville, Kentucky. Before joining PNC Bank in 2009, he served as Executive Vice President and Managing Director, Investment Real Estate Group, for National City Bank of Louisville, Kentucky. Mr. Seiler earned his Bachelor’s Degree in Economics from Centre College in Danville, Kentucky and an MBA from the University of Louisville.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors has adopted corporate governance principles that address the role and composition of our Board of Directors and the functions of our Board and its committees. We regularly review and may revise our corporate governance principles from time to time in response to changing regulatory requirements, evolving best practices and concerns expressed by our shareholders and other constituents. Our corporate governance principles are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Director Independence

Our corporate governance principles provide that a majority of the members of the Board of Directors must be independent from management.  For this purpose, the Board has adopted director independence standards that meet the listing standards of the NASDAQ corporate governance rules. In accordance with our corporate governance guidelines, the Nominating and Corporate Governance Committee undertakes an annual review of director independence during the first quarter of each year.  During this review, the Board considers any and all commercial and charitable relationships of directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries.

In its 2017 review, the Board affirmatively determined that director nominees Michael T. Levy, James M. Parsons, Bradford T. Ray, Dr. Edmond J. Seifried, and W. Kirk Wycoff are each independent of the Company and its management in that none have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, in accordance with the NASDAQ corporate governance rules.

PBI Bank has an active Real Estate Listing and Property Management Agreement with Hogan Development Company, a firm in which our director, W. Glenn Hogan holds a controlling interest.  As described under “Certain Relationships and Related Transactions,” this arrangement is reviewed and evaluated by the independent members of our Audit Committee as part of the Board’s annual assessment of director independence.  We paid real estate management fees of $56,000 and $175,000 and real estate sales commissions of $478,000 and $637,000 to Hogan Development Company in 2016 and 2015, respectively.  Fees paid annually to Hogan Development Company in 2016 and 2015 were more than 5% of that firm’s consolidated gross revenues and preclude Mr. Hogan from being an independent director under the NASDAQ corporate governance rules.

Director Nominations and Qualifications

In making its nominations of persons to be elected to the Board of Directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, potential director nominees and persons recommended by shareholders, if any.  The Committee reviews each candidate in light of the selection criteria set forth in our corporate governance principles. Candidates are selected based on their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment.   While we do not have a separate diversity policy, the Committee does consider the diversity of experience of its nominees in knowledge, skills, expertise and other demographics that may contribute to the Board.  When considering potential Board members, the Committee will look at all of the foregoing criteria and the current and anticipated needs of the Company.  The various qualifications and criteria are normally considered at a Committee meeting during March of each calendar year so that the respective names can be placed on the ballot for the annual meeting, which is customarily held in May.  All of the nominees for election as directors at the annual meeting were nominated by the Committee.  The Committee did not receive any shareholder nominations for directors.

Board Leadership Structure

In 2012, the Board’s five independent directors identified and hired John T. Taylor to serve in the primary leadership role for the Company.  Mr. Taylor joined us as President of Porter Bancorp and as President and Chief Executive Officer of PBI Bank in July 2012.  In 2013, Mr. Taylor was named CEO of Porter Bancorp and W. Glenn Hogan was named Chairman of the Board.  Mr. Taylor is responsible for the executive leadership and management of the Company and the Bank.  Mr. Taylor also serves as a director of Porter Bancorp and PBI Bank.

Consistent with NASDAQ’s corporate governance rule, the independent directors meet regularly in executive session without management or non-independent directors in attendance.  The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and also monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and risk management initiatives. During 2016, the independent directors met periodically in executive session on an as-needed basis.

Board Structure and Committee Composition

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Our committee charters are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Audit Committee

The Audit Committee is responsible for and assists our Board in monitoring the integrity of the financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm and our compliance with legal and regulatory requirements.  The Audit Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company's independent auditors. The Audit Committee approves all audit engagement fees and terms, and must pre-approve any non-audit services provided to the Company by the independent auditors. The Audit Committee met six times in 2016.

During the past year, our Audit Committee was comprised of Mr. Levy, Mr. Parsons, Mr. Ray, and Mr. N. Marc Satterthwaite, who resigned as a director in January 2017 when his employment was relocated to Australia.  Our Board of Directors determined that all four of the members of the Audit Committee met the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations, and that Mr. Parsons qualified as an audit committee financial expert.

Compensation Committee

Our Compensation Committee was comprised of Mr. Levy, Mr. Ray, Mr. Satterthwaite, Mr. Seifried, and Mr. Wycoff during the past year.  The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in this proxy statement. The Compensation Committee met one time in 2016.

The Compensation Committee is responsible for establishing a compensation policy that fairly rewards our executive officers for performance benefiting the shareholders and effectively attracts and retains executive talent necessary to successfully lead and manage the Company.  In practice, our Chief Executive Officer, John T. Taylor, is expected to present a total compensation policy for the management team, which the Compensation Committee will evaluate and retains the right to modify or reject.  The Compensation Committee is directly responsible for evaluating the performance of Mr. Taylor, and determining the details of his total compensation.  The Committee also evaluates Mr. Taylor’s recommendations for the salaries and incentive compensation of other executives, which the Committee will modify and authorize as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was comprised of Mr. Levy, Mr. Ray, Mr. Satterthwaite, and Mr. Wycoff during the past year.  The Nominating and Corporate Governance Committee assists our Board of Directors in promoting our best interests and the best interests of our shareholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to our Board of Directors persons to be nominated for election as directors at each annual meeting of shareholders. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the Committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board.  The Nominating and Corporate Governance Committee met one time in 2016.

Meeting Attendance

During 2016, our Board of Directors met 11 times.  None of our current directors attended fewer than 8 meetings of the Board of Directors and the committees on which he served.  All directors and director nominees are expected to attend each annual meeting of shareholders, unless circumstances prevent them from doing so.  Mr. Levy, Mr. Parsons, Mr. Ray, Mr. Taylor, and Mr. Wycoff attended last year’s annual meeting.

Board’s Role in Risk Oversight

As a bank holding company, we face a number of risks, including general economic risk, credit risk, regulatory risk, liquidity risk, interest rate risk, audit risk, reputational risk and others. Management is responsible for the day-to-day management of risks to the Company, and the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various standing committees of the Board also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our risk related to financial reporting and accounting matters as well as any other particular areas of concern of the Board.  The Board’s Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage performance subject to a level of risk-taking consistent with our overall strategy.

Code of Business Conduct and Ethics

Our Board has adopted the Code of Business Conduct and Ethics that sets forth important policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers, which supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chief Executive Officer, President, and Chief Financial Officer. The Code of Ethics for CEO and Senior Financial Officers is available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.” We will post any amendments to, or waivers from, our Code of Ethics for CEO and Senior Financial Officers on our website.

Employees must report any conduct they believe in good faith to be an actual or apparent violation of our Code of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require all non-employee directors to hold at least 1,000 of our shares while serving as a director of the Company.  All directors are expected to be in compliance with the stock ownership guidelines within five years of becoming a director.

Director Compensation

Each non-employee director receives an annual grant of restricted shares having a market value of $25,000, based on the trading price of our common shares at the closing of trading on the grant date.  The grant date is the first day of the month after our annual meeting of shareholders, which will ordinarily be June 1.  Directors did not receive cash compensation in 2016.

Restricted shares are Common Shares that may not be transferred and are subject to forfeiture during a specified period.  Otherwise, restricted shares have all of the rights of Common Shares during the restriction period, including the right to vote and the right to receive dividends.  Restricted shares awarded to directors vest on December 31 of the year of grant.  If a director ceases to serve on the Board of Directors for any reason, the director will automatically forfeit any unvested restricted shares.  In the event of a change in control, the restrictions on the transfer of the shares will end.  Under the Director Plan, a change in control means (i) the disposal of our business or the business of PBI Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of PBI Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the Board of Directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

             The following table shows the compensation paid to non-employee directors in 2016.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
W. Glenn Hogan	$-	$25,000	$-	$-	$25,000
Michael T. Levy	-	25,000	-	-	25,000
James M. Parsons	-	25,000	-	-	25,000
Bradford T. Ray	-	25,000	-	-	25,000
N. Marc Satterthwaite(2)	-	25,000	-	-	25,000
Edmond J. Seifried	-	25,000	-	-	25,000
W. Kirk Wycoff (3)	-	25,000	-	-	25,000

(1)
On June 1, 2016, each non-employee director received an award of 2,748 restricted shares with a grant date fair value of $9.10 per share. The restricted shares vested on December 31, 2016. The amounts in the Stock Awards column reflect the grant date fair value for the restricted stock awards for the fiscal year ended December 31, 2016. The assumptions used in the calculation of these amounts for awards granted in 2016 are included in Note 18 “Stock Plans and Stock-based Compensation” in the “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	Mr. Satterthwaite resigned as a director effective January 25, 2017.
(3)	Mr. Wycoff’s restricted stock award is issued to Patriot Financial Manager LP.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,
AND PRINCIPAL SHAREHOLDERS

As of April 17, 2017, Porter Bancorp had 4,655,920 Common Shares issued and outstanding. The information provided below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of April 17, 2017 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Security Ownership of Directors and Management

The following table shows, as of April 17, 2017, the number and percentage of Common Shares held by (1) Porter Bancorp’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Class
Directors
John T. Taylor	142,715	3.1%
W. Glenn Hogan	447,623	9.6
Michael T. Levy	66,961	1.4
James M. Parsons	34,517	*
Bradford T. Ray	63,377	1.4
Dr. Edmond J. Seifried	73,461	1.6
W. Kirk Wycoff(2)(3)	381,672	8.2

Other Named Executive Officers
John R. Davis	38,152	*
Phillip W. Barnhouse	27,419	*
Joseph C. Seiler	28,947	*

Named Executive Officers and Directors as a Group (9 persons)	1,304,844	28.0%

*	Represents beneficial ownership of less than 1%.

(1)	The business address for these individuals is c/o Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)
Includes 306,731 Common Shares held by Patriot Financial Partners, L.P. and 52,995 Common Shares held by Patriot Financial Partners Parallel, L.P. Patriot Financial Partners, GP, L.P. ("Patriot GP") is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Funds") and Patriot Financial Partners, GP, LLC ("Patriot LLC") is a general partner of Patriot GP. In addition, Mr. Wycoff is one of the general partners of the Funds and Patriot GP and a member of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Mr. Wycoff. Also includes 21,946 shares issued to Patriot Financial Manager LP as compensation for Mr. Wycoff’s service as a non-employee director of Porter Bancorp.

(3)
Does not include 1,371,600 shares of non-voting common shares held by the Patriot Funds.  The non-voting common shares convert into voting common shares upon transfer to a holder that would not otherwise beneficially own, together with affiliates, more than 9.9% of the outstanding Common Shares.

Security Ownership of Certain Beneficial Owners

The following table sets forth beneficial ownership information for each shareholder who is not a director and is known to us to own 5% or more of the outstanding shares of our common shares, based on public filings made with the SEC.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Class

The Estate of J. Chester Porter (1) c/o Porter Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	639,734	13.7%

Maria L. Bouvette (2) c/o Porter Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	550,626	11.8%

RMB Capital Management LLC (3,4) 115 S. LaSalle St., 34th Floor Chicago, IL 60603	457,233	9.8%

Patriot Financial Group (4) Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	381,672	8.2%

(1)	The information is included in reliance upon Form 3 filed with the SEC by the Estate of J. Chester Porter on December 4, 2014.
(2)	The information is included in reliance upon Form 4 filed with the SEC by Maria L. Bouvette on April 5, 2017.
(3)
This information is included in reliance upon Form 13-F filed with the SEC by RMB Capital Management LLC on March 10, 2017.  RMB Capital Management LLC is the sub-adviser to the Mendon Capital Master Fund Ltd. and investment adviser to Iron Road Multi-Strategy L.P. and Mendon Capital QP LP.  Anton Schutz is a Director of RMB Capital Management LLC and may be deemed to have voting and investment power with respect to the shares held by each of the three funds.

(4)
Totals do not include non-voting common shares.  Patriot Financial Group is the beneficial owner of 1,371,600 non-voting common shares, Mendon Capital Master Fund Ltd is the beneficial owner of 177,420 non-voting common shares, and Mendon Capital QP LP is the beneficial owner of 42,580 non-voting common shares.  Each share of non-voting preferred stock converts into one share of voting common shares upon transfer to a holder that would not otherwise beneficially own, together with affiliates, more than 9.9% of the outstanding Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Our Audit Committee has the responsibility to review and approve or ratify all transactions, other than loans and extensions of credit, between the Company and related parties, including without limitation, fees and commissions for services, purchases or sales of assets, rental arrangements and any other financial arrangement.

As a banking institution, we are not subject to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer.  However, any such loans we make must be:
•	made in the ordinary course of our consumer credit business;
•	of a type we generally make available to the public; and
•	made on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

We have long-standing policies and procedures governing our extension of credit to related parties in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. All loans to directors and executive officers or their affiliates are approved by the Board of Directors of PBI Bank. As of December 31, 2016, we had no outstanding balances on loans to our executive officers and directors, the executive officers and directors of PBI Bank, or the firms and corporations in which they have at least a ten percent beneficial interest.

Our officers, directors and principal shareholders and their affiliates, as well as certain of the officers and directors of PBI Bank and their affiliates, have conducted banking transactions with PBI Bank from time to time, including investments in certificates of deposit.  All such investments have been made, and will continue to be made, only in the ordinary course of business of PBI Bank on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Transactions in Which Related Parties Have an Interest

On April 15, 2016, we completed the private placement of 580,000 common shares and 220,000 non-voting common shares to accredited investors for $6.25 per share, resulting in total proceeds of $5.0 million. The investors in the private placement directed a portion of purchase price to pay all deferred interest payments on our junior subordinated debentures, bringing our interest payments current through the second quarter of 2016. The investors included three directors of the Company, each of whom purchased the common shares shown below for $6.50 per share and otherwise on the same terms and conditions as the other investors.

Director	Shares Purchased
James M. Parsons	20,000
Bradford T. Ray	50,000
John T. Taylor	50,000

PBI Bank is party to a Real Estate Listing and Property Management Agreement with Hogan Development Company, an entity controlled by a director, W. Glenn Hogan.  The agreement, which expires in 2018, provides that Hogan Development Company will assist PBI Bank in onboarding, managing, and selling the Bank’s other real estate owned.  This arrangement was reviewed and evaluated by the independent members of our Audit Committee at its inception in 2013 and again when the Board of Directors made its annual assessment of Mr. Hogan’s independence.  We paid real estate management fees of $56,000 and $175,000 and real estate sales and leasing commissions of $478,000 and $637,000 to Hogan Development Company in 2016 and 2015, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10 percent of our common shares, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during 2016 all reporting persons complied with the filing requirements of Section 16(a), other than N. Marc Satterthwaite, a former director, and Maria L. Bouvette, a ten percent shareholder, each of whom filed one report after the filing deadline.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors is responsible for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs, and implementing and administering all aspects of our benefit and compensation plans and programs.  Our Compensation Committee is currently comprised of Mr. Levy, Mr. Ray, Mr. Seifried, and Mr. Wycoff.

In 2016, all of the committee members met the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations.  We did not engage any compensation consultants to assist the Compensation Committee in determining the compensation paid to our executives in 2016.

Executive Compensation Philosophy and Objectives

Our philosophy for executive compensation is to attract, retain and reward excellent executives and align their interests with the interests of our shareholders.  To promote this philosophy, we have established the following objectives:
•
provide fair and competitive compensation to executives, based on their performance and contributions to our Company, that will attract, motivate and retain individuals who will enable our Company to successfully compete with other financial institutions in our markets;

•
provide incentives that reward executives for attaining predetermined objectives that promote and reward individual performance, Company financial performance, achievement of strategic goals and Company stock performance;

•	instill in our executives a long-term commitment and a sense of ownership through the use of equity-based compensation; and
•	ensure that the interests of our executives are aligned with our shareholders’ interests.

Overview

Since 2012 and 2013, when we recruited and assembled our current senior management team, we have entered into employment agreements with our senior executive officers that set forth the terms of their compensation arrangements.  In September 2016, we entered into new three-year employment agreements with each of our four named executive officers. The current employment agreements, which are comparable to the prior agreements, are described after the Summary Compensation Table under “Executive Compensation” below.

To induce talented and capable individuals to join our organization, we must offer a competitive compensation package including incentive compensation. After we ceased to be subject to the U.S. Treasury’s compensation rules in December 2014, we were able at last to establish an incentive compensation program for our executive officers that provides for cash incentive awards to be earned upon on the attainment of annual targeted performance goals. We were also able to make service-based restricted stock awards to our named executive officers in March 2015 that were not contingent upon the redemption of our preferred shares held by the U.S. Treasury.  In determining the amounts of the new grants, we considered the original dollar value of the contingent equity grant originally included in each officer’s initial employment agreement which had become permanently non-transferable and therefore worthless as an incentive; the $4.15 per share trading price of our Common Shares on March 25, 2015; and each officer’s responsibilities and performance since his original employment agreement was signed.  The 2015 awards vest over four years, with one-third of the shares vesting on each of the second, third and fourth anniversaries of the date of grant.

Executive Compensation Components

Our compensation program is comprised of three components:

•	A base salary that is competitive with levels paid by comparable financial institutions;
•	Annual incentive cash payments based on the attainment of targeted performance goals; and
•	Equity-based compensation, generally in the form of restricted stock awards, based on the attainment of targeted performance goals.

We provide a compensation package that is driven by our overall financial performance and is intended to be competitive with the public and non-public financial institutions in our market, thereby enabling us to attract and retain executives who we believe are critical to our future success.  The compensation strategy includes base salary compensation along with the opportunity for our CEO to earn cash incentive compensation of up to 50% of base salary and equity incentive compensation of up to 25% of base salary and the opportunity for our other named executives to earn cash incentive compensation of up to 25% of base salary and equity incentive compensation of up to 25% of base salary.  The Committee establishes the target percentage of compensation for each of the three components at the beginning of each year.

Base Salary.  When establishing base salaries for our executives, we consider the scope of executive responsibilities and publicly available information concerning the compensation paid to executives with similar levels of responsibility by other comparable public and non-public financial institutions in our market.  Although we do not attempt to set the salaries of our executives to fall within a certain percentage range compared to the salaries paid by other comparable institutions, we consider compensation data from comparable institutions to satisfy ourselves that the compensation we pay is competitive and sufficient to recruit and retain the talented employees our business depends upon to be successful.

The Committee reviewed 2015 publicly available national peer group data as compiled by SNL Financial in its 2016 Executive Compensation Review, the most recent data available, to ensure that our base salaries, and our incentive compensation that is determined as a percentage of base salary, were competitive with comparable financial institutions.  The publicly available data showed base salary and total compensation, which included base salary, annual bonus, other annual compensation, restricted stock awards, performance units and other compensation paid due to long-term incentive plans.  The peer groups were: (i) the 28 financial institutions in the Midwest with assets of $500 million to $1 billion, (ii) the 51 financial institutions in the Midwest with assets of $1 billion to $5 billion.  As of December 31, 2016, we had total assets of approximately $945.2 million.   Average assets for 2016 were approximately $929.2 million and average assets for 2015 were approximately $984.4 million.

The following table shows the median base salary for 2015 paid to chief executive officers, chief financial officers, chief operating officers, chief credit officers, and senior lending officers of the two peer groups described above:

Position	Median Base Salary of Midwest Financial Institutions with Assets of $500 million to $1 billion	Median Base Salary of Midwest Financial Institutions with Assets of $1 billion to $5 billion
CEO	$281,885	$412,885
CFO	180,000	233,267
COO	187,833	269,825
CCO	171,988	215,000
SLO	168,441	223,884

The following table shows the median total compensation for 2015 paid to chief executive officers, chief financial officers, chief operating officers, chief credit officers, and senior lending officers of the two peer groups described above:

Position	Median Total Compensation of Midwest Financial Institutions with Assets of $500 million to $1 billion	Median Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion
CEO	$425,955	$866,188
CFO	264,827	422,773
COO	278,722	461,910
CCO	294,821	358,177
SLO	253,574	361,605

Cash and Equity Incentives.  Our cash and equity incentive plan awards cash and equity bonuses based on a weighted scoring of Company performance metrics across a range of pre-determined targets.  The five metrics are financial ratios customarily used to evaluate the performance of banks: net income, loan growth, non-interest expense control, core deposit growth, and asset quality. Equity incentive awards are generally granted between March and June each year when our financial results are final and we have all the data necessary to make the calculations. The Compensation Committee retains the discretion to assess our performance results and make adjustments it deems appropriate.

For 2016, the Compensation Committee set the maximum incentive compensation for our CEO at a maximum cash bonus of 50% of base salary and a maximum equity bonus at 25% of base salary.  The Committee set the maximum incentive compensation for our other named executive officers at a maximum cash bonus at 25% of base salary and a maximum equity bonus at 25% of base salary.

The incentive compensation earned under our incentive plan is a function of the weighted percentage allocated to each of five financial metrics.  The weighted percentages for 2016 were as follows: (i) pre-tax net income – 25%; (ii) non-interest income – 20%; (iii) non-interest expense – 15%; (iv) core deposit growth – 20%; and (v) the ratio of classified assets to capital – 20%.  For each metric, a range of results is established, with a threshold level required to earn 25% of the weighted percentage and a level at which the entire weighted percentage would be earned.  The sum of the resulting percentages is then multiplied against the maximum cash and equity bonus amounts. The following table shows the performance range from threshold to maximum incentive for each of the five metrics for 2016, as well as the results attained in 2016.

Metric (dollar amounts in millions)	Threshold	Maximum	2016 Results
	(in $ millions except percentages)
Pre-tax net income (1)(2)	> $4.5	$6.5	$(0.8)
Loans	> $610.0	$683.0	$639.2
Non-interest expense (2)	< $32.5	$30.5	$38.4
Core deposits	> $335.0	$405.0	$360.7
Classified assets to capital	< 70%	30%	43.1%

(1)	Excludes gain on sale of securities, other than temporary impairment charges and non-recurring items as determined at the discretion of the Compensation Committee.
(2)	2016 results shown for these metrics do not reflect discretionary adjustments made by the Compensation Committee to exclude certain non-recurring litigation and loan collection expenses.

For 2016, the Compensation Committee determined that our CEO qualified to receive cash and equity incentive compensation equal to 20% and 10% of base salary, respectively, and that our three named executive officers qualified to receive cash and equity incentive compensation equal to 15% and 15% of base salary, respectively.  In determining the cash and equity incentive compensation, the Committee exercised its discretion to adjust the pre-tax net income and non-interest expense metrics to exclude non-recurring litigation and loan collection expenses relating to the unsuccessful appeal of an adverse $7.0 million judgment from 2013.

For 2017, the Compensation Committee set the maximum cash incentive award at 50% of base salary for our CEO and at 25% of base salary for our other named executive officers. It set the maximum equity award at 25% of base salary for both the CEO and the other named executives. The performance metrics for earning cash and equity incentive compensation in 2017 will continue to be based upon profitability, growth, and asset quality.

Other Benefits

Supplemental Executive Retirement Plan.  In 2004, PBI Bank established a Supplemental Executive Retirement Plan (SERP) to provide additional benefits for certain key officers.  Phillip W. Barnhouse is the only executive officer who participates in the SERP.  There are no intentions to adjust his payments or add additional participants to this plan.

The SERP requires that we pay each participant at retirement, or his or her beneficiaries at death, monthly retirement income for 10 years equal to 30% of the participant’s age 62 projected salary at the inception of the plan.  Participants begin to vest in this benefit after five years of service and fully vest after ten years of service.  In addition, we must pay benefits if the participant’s employment terminates before retirement age (other than by death or for cause) or if the participant is terminated within three years following a change-in-control.  The payment of benefits upon a change-in-control is described under the heading “Potential Payments Upon Termination or Change-In-Control” below.

The estimated cost of the plan is accrued over the period of active employment of the participants, of which there are seven. As of December 31, 2016, $1.3 million had been accrued as a liability for the plan, and the amount charged to operations in 2016 totaled $121,000.  In order to provide earnings to offset plan expenses, life insurance was purchased on the plan participants.  As of December 31, 2016, the cash surrender value of company owned life insurance was approximately $14.6 million.  Income earned from the cash surrender value of the life insurance totaled $400,000 in 2016.

401(k) Plan. All of our full and part-time employees, including our named executive officers, are eligible to participate in our 401(k) Plan after 90 days of employment.  Employees may contribute a portion of their compensation up to the limitations imposed by federal tax laws. We make a matching contribution equal to 50% of the participants’ first 4% of deferred compensation contribution.  We have the discretion to make an additional contribution each plan year.  No discretionary contributions were made in 2016.

Compensation Risk Assessment

The Compensation Committee meets with senior risk officers annually to evaluate whether the Company’s compensation policies and practices could create risks that are reasonably likely to have a material adverse effect on the Company.  As part of its assessment, the Committee reviews its previously established compensation objectives, which are:

•	Incentive compensation must be sufficiently competitive to attract and retain talented employees who can contribute to the Company's future success;
•
Compensation should be allocated among equity and cash incentives based on the specific role of the employee. A significant portion of compensation should be performance-based for higher levels of responsibility;

•	A significant portion of senior level compensation should be equity grants with multi-year vesting periods that align the interests of our senior officers with the interests of shareholders;
•	Performance measures should not be so difficult to achieve that they fail to provide an adequate incentive for the employee to perform, and the metrics should be measurable and enforceable; and

•
Performance measures should be tailored to encompass performance of both individuals and business units, considering business objectives and other factors such as revenue production, expertise, compliance with corporate policies, and leadership.

The Compensation Committee then identifies and evaluates possible risks that might arise from the Company’s current compensation policies and practices. These considerations include:

•	Whether incentive features could encourage the manipulation of reported earnings to increase compensation;
•
Whether incentive features could encourage a lender to promote a loan transaction that is not in the Company’s best interest and could result in the borrower subsequently becoming insolvent or otherwise unable to meet its financial obligations;

•	Whether compensation policies appropriately encourage the identification and correction of possible weaknesses in operations, data security and internal controls or systems;
•	Whether compensation policies appropriately emphasize compliance with legal rules, regulations or guidelines issued by banking regulators;

•
Whether compensation practices could expose the Company and the Board to criticism from regulators, shareholders, customers and the public and risk opposition to proposals regarding executive compensation and/or share availability; and

•	Whether compensation policies create risks that could endanger the Company's existence as an ongoing enterprise.

In its most recent review, the Compensation Committee concluded that the Company’s current compensation policies and practices did not create undue risks for a community bank of its size whose principal source of revenue is net interest income.  The performance measures used for senior management include incentives to encourage loan production and growth in core deposits, as well as incentives for reducing classified assets to encourage prudent banking practices. The Compensation Committee also reviews and adjusts the performance measures and their relative weighting annually, based on the Company’s financial condition and the past year’s results, strategic planning, market conditions and trends in the current banking environment.

COMPENSATION COMMITTEE REPORT

Porter Bancorp’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the foregoing Compensation Discussion and Analysis disclosure be included in this proxy statement.

The Committee certifies: (1) it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Porter Bancorp; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Porter Bancorp; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Porter Bancorp to enhance the compensation of any employee.

The Compensation Committee
Michael T. Levy, Chairman
Bradford T. Ray
Dr. Edmond J. Seifried
W. Kirk Wycoff

EXECUTIVE COMPENSATION

The following table discloses the compensation received by Porter Bancorp’s Chief Executive Officer, Chief Financial Officer, and the other most highly paid executive officers (these four individuals are referred to as the “named executive officers”) during the year ended December 31, 2016.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Award(1,2)	Non-Equity Incentive Plan Compensation(3)	Change in Nonqualified Deferred Compensation Earnings(4)		All Other Compensation(5)	Total
John T. Taylor President and CEO	2016 2015 2014	$381,731 375,000 375,000	$40,000 409,900 -	$80,000 31,650 -	$	- - -	$7,332 7,332 6,500	$509,063 823,882 381,500

John R. Davis Chief Credit Officer	2016 2015 2014	245,961 235,000 235,000	37,500 162,234 -	37,500 19,834 -		- - -	6,852 5,700 5,220	327,813 422,768 240,220

Joseph C. Seiler Head of Commercial Banking	2016 2015 2014	237,308 230,000 230,000	36,000 121,762 -	36,000 19,412 -		- - -	6,659 5,600 5,600	315,967 376,774 235,600

Phillip W. Barnhouse Chief Financial Officer	2016 2015 2014	235,962 225,000 225,000	36,000 107,990 -	36,000 18,990 -		23,151 21,806 20,539	6,109 5,725 5,712	337,222 379,511 251,251

(1)
Includes restricted stock granted on March 26, 2015, described in footnote (2), and restricted stock granted as equity incentive compensation on June 1, 2016 and March 22, 2017, based on prior year financial results. The grant date fair value for the June 1, 2016 stock awards was $9.10 per share and for the March 22, 2017 stock awards was $9.44 per share.

(2)
On March 26, 2015, we modified the equity compensation arrangements with our senior management team to restore the incentive that was intended in when equity grants were included in their original employment agreements.  The Compensation Committee and the named executive officers mutually agreed to terminate the restricted stock awards made in 2012, 2013, and 2014, because those shares became subject to permanent restrictions on transfer when the U.S. Treasury sold our preferred stock at a substantial discount in a public auction in 2014.  The Company made new service-based restricted stock awards to our named executive officers that vest over four years, with one-third of the shares vesting on the second, third, and fourth anniversaries of the grant date. The grant date fair value per share for each restricted stock award granted in 2015 to each of the named executive officers was $4.45.  The terminated restricted stock awarded to Mr. Taylor had grant date fair values of $34,349, $187,640, and $83,171 in 2014, 2013, and 2012, respectively.  The terminated restricted stock awarded to Mr. Davis had grant date fair values of $99,361 and $48,130 in 2013 and 2012, respectively.  Mr. Davis was not awarded restricted stock in 2014. The terminated restricted stock awarded to Mr. Seiler had grant date fair values of $51,840 and $78,200 in 2014 and 2013, respectively.  The terminated restricted stock awarded to Mr. Barnhouse had a grant date fair value of $85,000 in 2013.  Mr. Barnhouse was not awarded restricted stock in 2014 or 2012. Grant date fair values for restricted stock awarded in 2014 and 2013 and subsequently terminated have been omitted from the table.

(3)	Our cash and equity incentive plan is discussed in further detail under “Compensation Discussion and Analysis -- Executive Compensation Components -- Cash Incentives.”

(4)
The amounts reflect the increase in the present value of Supplemental Executive Retirement Benefit accrual from the previous year for the named executive officer’s benefit.  Please see the Pension Benefits table for an explanation of benefits and disclosure of present value of accumulated benefit as of December 31, 2016.

(5)	All other compensation for the named executive officers is set forth below:

Name	Vehicle Allowance	401(k) Matching Contribution	H S A Matching Contribution	Life Insurance Premiums Paid for Benefit of Employee	Total Other Compensation
John T. Taylor	$-	$5,300	$1,000	$1,032	$7,332
John R. Davis	-	5,300	1,000	552	6,852
Joseph C. Seiler	-	5,135	1,000	524	6,659
Phillip W. Barnhouse	-	4,011	1,000	1,098	6,109
Employment Agreements

The terms of the employment agreements with our named executive officers are summarized below.  Our status as a “troubled institution” requires that the compensation we propose to pay any executive officer must comply with federal banking regulations and be approved in advance by bank regulatory agencies.  In accordance with those regulations, the employment agreements limit severance payments upon termination of employment to one year’s salary and include a “clawback” provision that entitles the Bank to recover any severance paid if it is subsequently determined that violations of law or certain other enumerated adverse events occurred.

Term. Each of the employment agreements has an initial three-year term expiring September 21, 2019. Prior to the second annual anniversary of the effective date, and prior to each annual anniversary thereafter, the Board of Directors of each of the Company and the Bank may approve a one-year extension of the term of the agreement following a review of the executive’s performance, subject to the receipt of any required bank regulatory consents. The Board of Directors must give the executive written notice of any decision not to extend the term not less than 30 days before the next applicable anniversary of the effective date, in which case the agreement will terminate at the conclusion of its remaining term.

Base salary. The initial annual base salaries of our executive officers are shown below:

John T. Taylor	$400,000
John R. Davis	250,000
Joseph C. Seiler	240,000
Phillip W. Barnhouse	240,000

Mr. Taylor’s employment agreement provides that his base salary will increase to $425,000 effective July 1, 2017, and to $450,000 effective July 1, 2018.  The Board of Directors may increase an executive’s base salary from time to time, but may only decrease it with his express written consent.

Incentive Compensation. The named executives are eligible to receive cash and equity incentive compensation as described in “Compensation Discussion and Analysis -- Executive Compensation Components – Cash and Equity Incentives.” Unlike the original employment agreements with the named executive officers that were signed in 2012 and 2013, the current executive employment agreements do not provide for a specific restricted stock award.

Termination of employment.  The employment agreements provide that if the executive’s employment is terminated for one of the following reasons, he will have no right to compensation or other benefits for any period after the date of termination:
•	termination for “Cause”;
•	as a result of disability, retirement or death; or
•	by the executive other than for “Good Reason.”

The executive will be entitled to a cash severance payment if the executive’s employment is terminated for one of the following reasons:
•	by the Company other than for Cause, disability, retirement or death;
•	by the executive for Good Reason; or
•	by the Company for other than Cause, disability, retirement or death within six months following the expiration of the term of the agreement.

For Messrs. Davis, Seiler and Barnhouse, the cash severance payment would equal one times the executive’s then current annual base salary. For Mr. Taylor, amount of the cash severance would be one times his then current annual base salary if the termination is not concurrent with or within 24 months after a Change in Control, or if the Company or PBI Bank were deemed to be in “troubled condition” under federal banking laws at the time of termination.  If the termination were concurrent with or within 24 months after a Change in Control, and neither the Company nor PBI Bank is deemed to be in “troubled condition” at the time, then Mr. Taylor’s severance payment would be 2.99 times his average amount of base salary received during the three most recent calendar years immediate preceding the date of termination.

The employment agreements define “Change in Control” as a change in the ownership of the Company or PBI Bank, a change in the effective control of the Company or PBI Bank or a change in the ownership of a substantial portion of the assets of the Company or PBI Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

The obligation of the Company and the Bank to pay the severance amount is subject to several conditions, including the executive’s execution of a general release of claims and a determination that the executive has not committed any fraudulent act or omission or any breach of fiduciary duty, is not substantially responsible for the insolvency or troubled condition of the Company or PBI Bank, and has not materially violated any applicable federal or state banking law or regulation, or violated certain other provisions of federal law.

The employment agreements define “Cause” as termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final consent or cease-and-desist order or material breach of any provision of the agreement.

“Good Reason” is defined as any material change in the Metro Louisville, Kentucky location at which the executive must perform his services or any material breach of the employment agreement by the Company and the Bank, including:
•	a material diminution in the executive’s base compensation,
•	a material diminution in his authority, duties or responsibilities, or
•	any change in the executive’s reporting duties.

Prior to any termination for Good Reason, the executive must provide written notice within 90 days of the initial existence of the condition, and the Company and the Bank will have the right to remedy the condition within 30 days of receipt.

Restrictive covenants.  The employment agreements include covenants not to compete with the Company and the Bank and not to solicit their employees and customers for a period of 12 months after termination of employment unless the executive’s employment is terminated in connection with or following a Change in Control of the Company or the Bank (as defined under Section 409A of the Internal Revenue Code and the regulations thereunder).  The agreements also include covenants to maintain the confidentiality of the confidential information of the Company and the Bank other than in the course of performing services for them.

Grants of Plan-Based Awards

The following table details all non-equity and equity and granted awards in 2016 under our incentive compensation plan to each of the officers named in the Summary Compensation Table.

Equity grants are issued under the Porter Bancorp, Inc. 2016 Omnibus Equity Compensation Plan. Although the Plan authorizes both stock options and restricted stock grants, the Company currently awards only restricted stock.  The criteria for earning cash and restricted stock awards are more fully described in “Compensation Discussion and Analysis.”

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Possible Payouts Under Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name	Date	Threshold	Maximum	Threshold	Maximum	or Units	Awards

John T. Taylor	3/23/16	$7,520	$200,000	$3,760	$100,000	n/a	n/a

John R. Davis	3/23/16	2,350	62,500	2,350	62,500	n/a	n/a

Joseph C. Seiler	3/23/16	2,256	60,000	2,256	60,000	n/a	n/a

Phillip W. Barnhouse	3/23/16	2,256	60,000	2,256	60,000	n/a	n/a

(1)
Under our incentive plan, the maximum cash incentive award and the maximum equity incentive award that the named executive officers (other than Mr. Taylor) can earn are each 25% of base salary based upon the attainment of the highest level for all five financial metrics. Mr. Taylor can earn a maximum cash incentive award of 50% of base salary and the maximum equity incentive award of 25% of base salary. The threshold cash and equity incentive award represents attainment of only the minimum level for the lowest weighted financial metric.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock awards at December 31, 2016.  None of our named executive officers had outstanding options as of that date.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)

John T. Taylor	85,000	$1,047,200	3,478	$42,849
John R. Davis	32,000	394,240	2,180	26,853
Joseph C. Seiler	23,000	283,360	2,134	26,281
Phillip W. Barnhouse	20,000	246,400	2,087	25,709

(1)	Restricted shares granted on March 26, 2015. One-third of the shares vests on the second anniversary date of grant and one-third on each of the next two anniversary dates of the grant.

(2)	Based on the $12.32 per share closing price of Porter Bancorp, Inc. common shares on December 31, 2016.

(3)	Restricted shares granted on June 1, 2016. One-third of the shares vests on the second anniversary date of grant and one-third on each of the next two anniversary dates of the grant.

Option Exercises and Stock Vested

No restricted stock awards vested during 2016.  None of our named executive officers hold stock options.

Pension Benefits

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the supplemental executive retirement plan adopted by PBI Bank in July 2004.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
Phillip W. Barnhouse	Supplemental executive retirement plan	n/a	$209,008	$ -
(1)
Reports the present value of the obligation to each executive upon retirement at age 62 as of the end of the fiscal year.  The plan is designed to provide monthly retirement income to the executive for ten years equal to 30% of his projected salary at age 62.  This projected salary was determined at plan inception.  The present value utilizes a discount rate of 6%.  The supplemental executive retirement plan is discussed in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

Potential Payments upon Termination or Change-in-Control

The employment agreements with each of our executive officers provide that the executive would currently be entitled to receive a lump sum cash severance payment equal to the executive’s current annual base salary upon termination of employment due to death or disability, as described above under Employment Agreements – Termination of Employment.

The market value of unvested restricted shares held by our executive officers as of December 31, 2016, which shares would vest upon a change-in-control of the Company, is shown in the table under “Outstanding Equity Awards at Fiscal Year-End,” above.

Mr. Barnhouse, the remaining active executive participant in the SERP, is entitled to certain benefits under that Plan upon retirement or other termination of employment.  Upon a change of control followed within 36 months by the voluntary or involuntary termination of employment, a plan participant will receive a lump sum payment equal to the present value of the obligation such participant would be entitled to receive upon retirement at age 62.  A change of control is defined under the Plan as (a) the acquisition of 50% or more of our capital stock, (b) the replacement of a majority of our directors during any twelve-month period by directors whose appointment or election was not endorsed by a majority of the directors prior to the date of such appointment or election, or (c) the adoption of a merger, consolidation or reorganization plan by the Board of Directors in which the Company is not the surviving entity.  Under this change of control provision, Mr. Barnhouse would have received a lump sum payment equal to $325,137 if terminated on December 31, 2016 and a change of control of the Company had occurred within three years prior to such date.  The SERP is described in further detail under the heading “Other Benefits” in the Compensation Discussion and Analysis section.

Except for the benefits described in this section, and the automatic vesting of outstanding restricted stock upon a change of control, we have no agreements or understandings with our executive officers that provide for payments upon termination of employment or a change-in-control of our Company.

EQUITY PLAN INFORMATION

The following table provides information about our equity compensation plans as of December 31, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)

Equity compensation plans approved by shareholders	—	n/a	64,379

Equity compensation plans not approved by shareholders	n/a	n/a	n/a

Total	—	—	64,379

(1)
There were 46,467 shares remaining available for issuance under our 2016 Stock Incentive Plan as stock options or restricted stock grants at December 31, 2016. There were 17,912 shares remaining available for issuance under our Non-employee Directors Stock Ownership Incentive Plan as stock options or grants of restricted stock at December 31, 2016.

PROPOSAL 2:   ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation policies and decisions are designed to promote the Company’s business strategies and the interests of its shareholders by providing incentives needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the 2017 Annual Meeting:

“RESOLVED, that the shareholders of Porter Bancorp, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2017 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in that proxy statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program. Proxies submitted to us without instructions will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of its named executive officers, as disclosed in this proxy statement.

PROPOSAL 3:  RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the Audit Committee, our Board of Directors engaged Crowe Horwath LLP (“Crowe”) as its independent registered public accounting firm for the fiscal year ending December 31, 2017 and further directed that the selection of Crowe be submitted for ratification by the shareholders at the Annual Meeting.  The Board of Directors and the Audit Committee of the Board of Directors will reconsider that appointment if it is not ratified by the shareholders.  The appointment will be deemed ratified if votes cast in favor of ratification at the Annual Meeting exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the appointment.

We have been advised by Crowe that neither it nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients.  Crowe will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the NASDAQ corporate governance rules. The duties of the Audit Committee are summarized under “Committees of the Board” and are more fully described in the Audit Committee charter adopted by the Board of Directors.

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Horwath LLP, Porter Bancorp’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States generally accepted auditing standards.

In connection with its review of Porter Bancorp’s consolidated financial statements for 2016, the Audit Committee:

•	has reviewed and discussed the audited consolidated financial statements with management;

•
has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards Nos. 16 and 114, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

•	has approved the audit and non-audit services of the independent registered public accounting firm for 2016.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2016 be included in Porter Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Members of the Audit Committee:

James M. Parsons, Chairman
Michael T. Levy
Bradford T. Ray

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Engagement of Independent Auditors

At its meeting held on April 19, 2017, the Audit Committee selected Crowe Horwath LLP to serve as Porter Bancorp’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2017.  Crowe Horwath LLP or its predecessor has served as Porter Bancorp’s independent registered public accounting firm since the 1988 fiscal year.  Crowe Horwath LLP representatives are expected to attend the 2017 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Fees Incurred by Porter Bancorp for Crowe Horwath LLP

The following table presents fees for professional services rendered by Crowe Horwath LLP for the audit of the Corporation’s annual financial statements for 2016 and 2015 and fees billed for audit-related services, tax services, and all other services rendered by Crowe Horwath LLP for 2016 and 2015.

	2016	2015

Audit Fees	$165,000	$235,000
Audit-Related Fees	30,750	54,700
Tax Fees	102,050	34,090
All Other Fees	2,858	2,858

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the Company’s principal accountant for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the Company’s principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees”; (iii) “tax fees” are fees for professional services rendered by the Company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the Company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Porter Bancorp’s 2018 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Porter Bancorp at the address below no later than December 22, 2017.  A notice submitted after that date will be considered untimely.  In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2018 Annual Meeting, the notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.  The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.
Attn: Corporate Secretary
2500 Eastpoint Parkway
Louisville, Kentucky 40223

If you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Corporate Secretary must receive this notice no later than December 23, 2017.  The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.

AVAILABLE INFORMATION

We file reports with the SEC including our annual report on Form 10−K, quarterly reports on Form 10−Q, current reports on Form 8−K and proxy statements, as well as any amendments to those reports. The public may read and copy any materials the Registrant files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1−800−SEC−0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our annual report on Form 10−K, quarterly reports on Form 10−Q, current reports on Form 8−K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are accessible at no cost on our website at http://www.pbibank.com, under the Investors Relations section, once they are electronically filed with or furnished to the SEC. Click on “Investor Relations” and “SEC Filings.”

Shareholders and prospective investors may request a written copy of our 2016 Annual Report on Form 10-K by writing to Investor Relations - Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.

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